Exhibit 99.1

SHAWN McNAMARA APPOINTED SENIOR VICE PRESIDENT BY RELATIONSERVE MEDIA CORP.

December 5, 2005...Ft. Lauderdale, FL. - RelationServe Media, Inc. (OTCBB: RSVM) has appointed Shawn McNamara to the position of Senior Vice President.

Mr. McNamara brings extensive experience in building industry-leading businesses. His career spans several years and includes nine years with the US Postal Service implementing automation into their marketing plans by working with the UNISYS system, until 1997. From 1998 through 2001, he was the President and COO for worldwideweb.com and a pioneer in the on-line electronic mail for data business. In 2001 Mr. McNamara served as President of Optinic.com.

Commenting on this hire, Mr. Michael Brauser, Relationserve Chairman, said, “Shawn’s prior experience complements the existing internal resources of the Company. We expect that his experience, contacts and know-how will translate into new valued markets and expansion of our sales and marketing leadership position.”

Earlier this year, Relationserve, with funding from a group of institutional investors, announced the purchase of the business and assets of SendTec, Inc. from theGlobe.com (NASDAQ: TGLO), a transaction valued at $49 million. The investors provided $35 million in the form of a convertible debenture and RelationServe provided an additional $10 million of financing through the sale of new RelationServe Series A convertible preferred stock.

In his new role, McNamara will focus his efforts in the areas of E-Mail Marketing and Appending. In addition, McNamara is now responsible for facilitating the transfer of various new clients to the Company while developing certain E-Mail Marketing and Appending relationships that the Company has procured including new E-mail servers, database servers, associated software and proprietary technology, and 150 million database records. Plans include expansion into list management and list brokering services for customers of the Company.

Following closing, McNamara is expected to play a leading role in the Company’s expanded management team.

About RelationServe-

Headquartered in Fort Lauderdale, Florida, RelationServe Media develops and executes client-tailored online and offline marketing programs. As part of its full suite of marketing solutions, RelationServe Media owns and manages one of the industry’s largest security-compliant email databases with over 175 million security-compliant email addresses and a total postal database of 180 million records for its client’s direct marketing initiatives. RelationServe Media believes that it has the industry’s largest and most accurate database for appending and enhancing customer database records with information on more than 85 million opt-in consumers. In addition, RelationServe Media owns a collection of over 70 web-mining properties that generate over 10 million online registration page views per month for client lead generation initiatives. For more information, visit http://www.relationserve.com.

For additional information contact:

The Investor Relations Group

212.825.3210